Exhibit 10.31

Certain confidential portions of this Exhibit were omitted by means of blackout of the text and replaced with an asterisk (*) (the “Mark”). This exhibit has been filed separately with the Securities and Exchange Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

                                            EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Eclipsys Corporation, a Delaware corporation (the “Company”) and John E. Deady, an individual (the “Executive”), effective immediately upon the signatures of the parties below, with the Executive’s employment commencing on January 9, 2006 (such commencement of employment being the “Effective Date”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:
Section 1 - Employment.

(a)
The Company shall employ Executive as of the Effective Date. Executive will serve as the Company’s Executive Vice President - Sales & Marketing, and in that capacity shall (i) have the customary powers, responsibilities and authorities of an executive officer of the Company and such other powers, responsibilities and authorities as may be delegated to Executive by the Company’s Chief Executive Officer (the “CEO”) or the Company’s Board of Directors (the “Board”) from time to time, and (ii) report to, and be subject to review and control by, the CEO. Executive shall devote his reasonable best efforts to the performance of his duties and responsibilities hereunder.

(b)
Nothing in this Agreement shall preclude Executive from engaging in charitable and community affairs; from managing any passive investment (i.e., an investment with respect to which Executive is in no way involved with the management or operation of the entity in which Executive has invested) made by him in publicly traded equity securities or other property (provided that no such investment may exceed five percent (5%) of the equity of any entity, without the prior approval of the Board); or from serving as a member of boards of directors or as a trustee of any other corporation, association or entity, to the extent that any of the above activities do not interfere with his ability to discharge his duties hereunder and the subject entity does not directly compete with the Company, and provided that Executive will not serve as a director of any for-profit entity without approval of the Board.

Section 2 - Term of Employment. Executive’s employment is at-will, subject to the severance benefits specified herein. The period from the Effective Date until the date Executive’s employment terminates is referred to herein as the “Term of Employment”.

Section 3 - Compensation.

(a)
Salary. During the period from the Effective Date through December 31, 2006 (the “Initial Period”), the Company shall pay the Executive at the annualized rate of $450,000.00 (“Base Salary”) in accordance with the ordinary payroll practices of the Company, and subject to all applicable federal, state and local withholding and reporting requirements. The Executive’s Base Salary shall not be decreased during the Initial Period. During the Term of Employment, the Board or the Compensation Committee of the Board (the “Compensation Committee”) shall review, and may, subject to the immediately preceding sentence and subject to Executive’s right to terminate employment for Good Reason pursuant to Section 6(a) as a result of any reduction in Base Salary, adjust the Executive’s Base Salary annually, in accordance with the Company’s customary procedures and practices for reviewing compensation of senior executives. In the event the Base Salary is so adjusted, the adjusted amount shall become the Base Salary for purposes of this Agreement.

(b)
Bonus Plan. Executive shall be eligible to participate in the Company’s standard bonus plan for executive officers, subject to all terms and conditions of such plan. The executive bonus plan will be established and may be modified from time to time by the CEO, the Board or the Compensation Committee of the Board (the “Compensation Committee”). Executive’s annual target bonus will be $200,000 (the “Target Bonus”), but except as set forth in the following sentence no bonus payments are guaranteed and all bonus payments will be contingent upon achievement of such Company and individual performance targets and management objectives (including objectives specific to Executive, objectives common to other executives as well, and Company objectives) as may be established by the CEO, the Board or the Committee. However, notwithstanding the foregoing, without regard to Executive’s performance against any bonus plan, Executive shall receive the Target Bonus for 2006, payable $50,000 by April 15, 2006 if Executive is employed continuously as the Company’s Executive Vice President from the Effective Date until March 31, 2006, and $150,000 at the time 2006 bonuses are paid to other executive officers and consistent with the ordinary payroll practices of the Company, if Executive is employed continuously as the Company’s Executive Vice President from the Effective Date until December 31, 2006. The Board or Compensation Committee may provide in any year’s bonus plan that Executive may earn more than the Target Bonus upon achievement of specified performance criteria, but in no event will Executive’s cash bonus for any year exceed two times the Target Bonus. Executive’s bonuses will be earned as of December 31 of each year, if and to the extent that performance criteria applicable to that year’s bonus plan are met, and paid thereafter consistent with the timing of payment of bonuses to other executives. All bonus payments shall be subject to all applicable federal, state and local withholding and reporting requirements.

Section 4 - Employee Benefits.

(a)
Employee Retirement Benefit Programs, Welfare Benefit Programs, Plans and Practices. The Company shall provide Executive with coverage during the Term of Employment under any retirement benefit programs, welfare benefit programs, and other compensatory and benefit programs, plans and practices, that the Company makes generally available to its senior executives, including, but not limited to, its life and short- and long-term disability insurance, hospitalization and major medical insurance, the Company’s 401(k) Plan, Employee Stock Purchase Plan, dental insurance, directors and officers liability insurance, and any other nonqualified compensation program (including deferred compensation or supplemental retirement programs) as in effect from time to time.

(b)
Vacation. Executive shall be entitled to five weeks of paid vacation each calendar year, which shall be taken at such times as are consistent with the Executive’s responsibilities hereunder; provided, however, subject to applicable law, that the Executive shall not be entitled to carry over unused vacation from year to year in an amount exceeding that which the Executive would be entitled to carry over in accordance with the Company’s standard vacation policy as applied to employees of the Executive’s longevity with the Company.

(c)
Stock Options and Restricted Stock Grants. As a material inducement to Executive’s entering into employment with the Company, the Company is granting to Executive as inducement grants under NASD Rule 4350(i)(1)(A)(iv), effective as of the Effective Date, (1) a non-qualified stock option to purchase 400,000 shares of the Company’s common stock at an exercise price equal to the closing price of the common stock on Nasdaq on the trading day immediately preceding the Effective Date, and (2) a restricted stock grant of 100,000 shares of the Company’s common stock, for which the Executive must pay an initial price of $.01 per share (together, the “Initial Grants”). The terms of these stock options are specified in a Notice of Grant being issued to Executive and the Company’s 2005 Inducement Grant Stock Incentive Plan, and the terms of these shares of restricted stock are specified a Restricted Stock Agreement between the Company and Executive, a Notice of Grant being issued to Executive, and in the Company’s 2005 Inducement Grant Stock Incentive Plan (collectively, the “Equity Documents”). The forms of the Equity Documents are attached as Exhibits A-1 through A-4 to this Agreement. The Initial Grants are also subject to certain provisions of this Agreement, and the Agreement re Specified Acts being entered into between the Company and Executive concurrently with this Agreement in the form of Exhibit B to this Agreement (the “Agreement re Specified Acts”). The Initial Grants are considered to be multiple-year awards and thus regular additional annual equity awards should not be anticipated even if other executives receive annual equity awards.

(d)
Other Benefits. Executive will be entitled to reimbursement of reasonable expenses incurred by him for an annual physical examination, to the extent such an examination is not otherwise covered or provided by the health insurance or health benefits provided by the Company to Executive pursuant to Section 4(a) above; and reimbursement of up to $25,000 in legal expenses incurred by Executive in negotiation and preparation of his initial employment documents, together with a gross-up if necessary so that net of any income taxes payable on reimbursement of such legal fees, Executive’s expense for these legal expenses is effectively covered.

Section 5 - Expenses. Subject to prevailing Company policy or such guidelines as may be established by the CEO or the Board or Compensation Committee from time to time, the Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in carrying out his duties.

Section 6 - Termination of Employment.

(a)
Termination Without Cause or Termination for Good Reason. Subject to Section 6(i), if Executive’s employment is terminated by the Company for any reason other than Cause (as defined in Section 6(c)), Executive’s Disability (as defined in Section 6(e)), or Executive’s death, or if Executive’s employment is terminated by Executive for Good Reason (as defined in Section 6(a)(2)), then the Company shall pay Executive (x) the Accrued Amounts (as defined below) and (y) subject to the limitations described in this Agreement, the Severance Package. The payment of the Severance Package to Executive under this Section 6(a) shall (i) be contingent upon the execution by Executive of a general release in favor of the Company in substantially the form attached hereto as Exhibit C, provided that if changes or expansions of relevant laws and regulations would result in Exhibit C in the form thereof as of the date of this Agreement failing to achieve the intent thereof as reflected by the form thereof as of the date of this Agreement (the “Initial Intent”), and if it is possible to modify Exhibit C so as to effect the Initial Intent notwithstanding such changes or expansions of relevant laws or regulations, then Exhibit C will be modified to the extent necessary to preserve the Initial Intent (the “Release”); (ii) constitute the sole remedy of Executive in the event of a termination of Executive’s employment in the circumstances set forth in this Section 6(a); and (iii) be subject to the Agreement re Specified Acts. Except as expressly provided herein or in the Agreement re Specified Acts or in another agreement between the Company and Executive, the Severance Package shall not be subject to any duty to mitigate damages by Executive, nor any set off or reduction due to Executive’s post-termination employment, provided such post-termination employment does not contravene any agreement between the Company and Executive. The Accrued Amounts shall be payable in a lump sum within ten (10) days of termination of employment, or earlier if required by applicable law.

(1)
For purposes of this Agreement, the “Accrued Amounts” shall mean Executive’s earned but unpaid Base Salary, any declared but unpaid bonus, any accrued but unused vacation and any other earned but unpaid amounts payable to him hereunder, in each case as accrued through the last day of his actual employment by the Company.

(2)
For purposes of this Agreement, a termination of employment by Executive for “Good Reason” shall be a termination by Executive following the occurrence of any of the following events unless the Company has cured as provided below:

(A)
Subject to Section 6(d)(2), removal from the position of Executive Vice President of the Company or any material diminution in Executive’s duties, responsibilities, authority, or participation in management, except for Cause or following Executive’s death or Disability, provided that a change in Executive’s duties that is approved by the Board or Compensation Committee and that is commensurate with his role as an Executive Vice President of the Company will not constitute Good Reason;

(B)	A reduction in the Base Salary or Target Bonus then in effect or a material reduction in the other benefits provided to Executive by the Company;

(C)	Any material breach by the Company of this Agreement or any other legal obligation owed by the Company to Executive;

(D)	Failure of any successor of the Company to assume this Agreement as required by Section 11; or

(E)	A required relocation of Executive’s primary residence other than as described in Section 8(c).

Executive must notify the Company in writing specifically identifying any event constituting Good Reason within thirty (30) days after Executive becomes aware of such event or such event shall not constitute Good Reason for purposes of this Agreement; provided that the Company shall have thirty (30) days from the date of such notice to cure the Good Reason event. A termination by Executive following cure shall not be a termination for Good Reason. A failure of Executive to notify the Company after the first occurrence of an event constituting Good Reason shall not preclude any subsequent occurrences of such event (or similar event) from constituting Good Reason.

(3)	For purposes of this Agreement, “Severance Package” shall mean:

(A)
Base Salary continuation for eighteen (18) months following the date of termination at Executive’s annual Base Salary rate in effect on the date of termination, subject to all applicable federal, state and local withholding and reporting requirements. These salary continuation payments shall be paid in accordance with usual Company payroll practices.

(B)
A bonus equal to one hundred fifty percent (150%) of Executive’s Target Bonus in effect on the date of termination (but not less than $200,000), payable in equal installments over the eighteen (18) month period described in Section 6(a)(3)(A), subject to the same withholding and reporting requirements. In addition, to the extent not included in the Accrued Amounts, Executive shall receive a pro rata bonus for the bonus period during which the date of termination occurs calculated at one hundred percent (100%) of the Target Bonus then in effect, multiplied by a fraction the numerator of which is the number of days that Executive was employed during such bonus term and the denominator of which is 365. Such prorated bonus shall be paid in accordance with the Company’s customary practices for payment of executive bonuses but with no additional performance requirements or contingencies.

(C)
For the avoidance of confusion, the parties acknowledge that in the event Executive terminates his employment for Good Reason as a result of a decrease in his Base Salary or Target Bonus as contemplated in clause (B) of Section 6(a)(2), then the Base Salary and Target Bonus used for purposes of the calculation of the Severance Package shall be the Base Salary and Target Bonus in effect immediately prior to such reduction.

(D)
Executive shall be entitled to twelve (12) months of vesting of all stock, stock options and other equity-based awards granted to him, including the Initial Grants, in addition to vesting that had occurred at the date of termination (i.e., vesting as would have occurred if Executive had remained employed until the first anniversary of the date of termination of his employment), provided (i) that if the Severance Package becomes payable as a result of a termination of employment occurring before June 1, 2006, then in lieu of the 12 months of vesting of restricted stock included in the Initial Grants as described above, Executive shall be entitled to vesting of 20% of the restricted stock included in the Initial Grants, plus an additional 1.667% of the restricted stock included in the Initial Grants for each complete calendar month, if any, that elapses from the date of this Agreement until the date of termination of employment, and (ii) provided further that if the Severance Package becomes payable as a result of a termination of employment occurring before February 1, 2006, then in lieu of the 12 months of vesting of the stock options included in the Initial Grants as described above, Executive shall be entitled to vesting of 20.0% of the stock options included in the Initial Grants.

(E)
Continuation of benefits under any life, group health, and dental insurance benefits substantially similar to those which Executive (and, if applicable, his family) was receiving immediately prior to termination of employment until the earlier of:

(i)the end of the eighteen (18) month period following the date of termination, or

(ii)	the date on which Executive becomes eligible to receive substantially similar benefits under any plan or program of any other employer.

The continuing coverage provided under this Section 6(a)(3)(E) is subject to the availability of such continuation under the terms of the applicable plan documents and all provisions of applicable law, including the requirements of the federal “COBRA” law, 29 U.S.C. § 1161 et seq. with respect to group health and dental insurance. If Executive is not eligible for such continued coverage under one of the Company-provided benefit plans noted in this paragraph (E) that he was participating in during his employment, the Company shall pay the Executive the cash equivalent of the cost of replacement insurance for the duration of the applicable period, up to a maximum of the Company’s cost of providing the coverage before the termination of employment, which payments shall be made pro-rata in accordance with the Company’s customary payroll practices.

(4)
To the extent that this Employment Agreement is treated as a nonqualified deferred compensation arrangement within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), neither the Company nor Executive may accelerate the timing of the payments under this Section 6(a) (for example, no part of the Severance Package may be paid in a lump sum at the time of termination) unless such acceleration does not trigger the application of interest and penalty taxes under Section 409A. In addition, to the extent that this Employment Agreement is treated as a nonqualified deferred compensation arrangement within the meaning of Section 409A and the Treasury Regulations under Section 409A require a delay in the commencement of any payments under the Severance Package due to Executive’s status as a “specified employee”, the Severance Package payments shall be delayed to the minimum extent and in the minimum amount necessary so as to comply with the Code and any regulations thereunder and avoid interest and penalties, and otherwise paid on the schedule set forth in this Section 6(a).

(b)
Voluntary Termination by Executive Without Good Reason. If Executive terminates his employment with the Company without Good Reason, then the Company shall pay Executive only the Accrued Amounts in a lump sum within ten (10) days of termination of employment, or earlier if required by applicable law. Retirement shall be considered a termination of employment by Executive without Good Reason.

(c)
Termination for Cause. If Executive’s employment is terminated for Cause, the Company shall pay Executive only the Accrued Amounts in a lump sum within ten (10) days of termination of employment, or earlier if required by applicable law. As used herein, the term “Cause” shall be limited to the following, and to the causes described in Section 8(b):

(1)	Executive’s conviction of or plea of guilty or nolo contendere to a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business;

(2)	Executive’s willful misconduct or gross negligence in the performance of his duties that causes material harm to the Company;

(3)	Executive’s willful and continued failure to follow the reasonable and lawful instructions of the Board;

(4)	Executive’s willful and continued neglect of duties (other than any such neglect resulting from incapacity of Executive due to physical or mental illness); or

(5)	a material breach of this Agreement by Executive;

provided, however, that Cause shall arise under items (2), (3), (4) or (5) only following thirty (30) days written notice thereof from the Company which specifically identifies such misconduct, failure, neglect or breach and only if Executive continues to engage in or fails to cure (if the misconduct, failure, neglect or breach can be cured) such misconduct, failure, neglect or breach during such notice period. During any such notice period, Executive shall have the right to be heard by the Board and Cause shall not be deemed to exist without a finding by a majority of the Board that Cause exists and, if the misconduct, failure, neglect or breach can be cured, has not been cured during the thirty (30) day cure period. A termination by the Company after cure shall not be a termination for Cause. A failure of the Company to notify Executive after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or similar event) from constituting Cause.

(d)
Certain Terminations Following a Change in Control. Subject to Section 6(i), in the event Executive’s employment with the Company or its successor terminates by reason of a Qualifying Termination (as defined below) within two (2) years after a Change in Control of the Company (as defined below) that occurs during the Term of Employment, then the Company shall pay to the Executive (x) the Accrued Amounts in a lump sum within ten (10) days of termination of employment, or earlier if required by applicable law, and (y) in lieu of the Severance Package, and subject to the limitations described in this Agreement, the Company shall provide the Executive the Change in Control Benefits (as defined below). The provision of the Change in Control Benefits to Executive under this Section 6(d) shall (i) be contingent upon the execution by Executive of the Release or a release in another form reasonably acceptable to the Company and Executive; (ii) constitute the sole remedy of Executive in the event of a termination of Executive’s employment in the circumstances set forth in this Section 6(d); and (iii) be subject to the Agreement re Specified Acts. In addition, all payments under this Section 6(d) are subject to the timing rules, calculations and adjustments described in Section 7. Anything in this Agreement to the contrary notwithstanding, if (q) a Change in Control occurs, (r)  Executive's employment with the Company is terminated by the Company without Cause or by Executive for Good Reason within 180 days prior to the date on which the Change in Control occurs, and (s) it is reasonably demonstrated by Executive that such termination of employment or events constituting Good Reason (u) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (v) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement such Change in Control shall be deemed to have occurred during the Term of Employment and the termination shall be deemed to have occurred after the Change in Control, so that Executive is entitled to the Change in Control Benefits. It is recognized that options and restricted stock not vested at the time of or as a result of termination of employment may be cancelled, and further that following such cancellation Executive may become entitled to vesting of those cancelled stock options or shares of restricted stock in connection with a subsequent Change in Control pursuant to this section. In that case, the Company or its successor shall deliver to Executive the consideration Executive would have received in the Change in Control for (i) the shares of restricted stock that were cancelled as if those shares had been owned by and fully vested in Executive at the time of the Change in Control, less an amount equal to the product of $.01 per share and the number of such shares to represent the par value thereof; and (ii) the stock options that were cancelled as though such options had been vested at the time of the Change in Control, to the extent that unexercised vested stock options were cashed out in the Change in Control, and otherwise for a number of shares of the Company’s common stock having a value at the time of the Change in Control equal to the aggregate amount by which those stock options were in-the-money at the time of the Change in Control, using for purposes of this calculation the value of a share of the Company’s common stock in the Change in Control transaction.

(1)	“Change of Control Benefits” shall mean:

(A)
Base Salary continuation for twenty four (24) months following the date of termination at Executive’s annual Base Salary rate in effect on the date of termination, subject to all applicable federal, state and local withholding and reporting requirements. These salary continuation payments shall be paid in accordance with usual Company payroll practices;

(B)
A bonus equal to two hundred percent (200%) of Executive’s Target Bonus in effect on the date of termination, payable in equal installments over the twenty four (24) month period described in Section 6(d)(1)(A), subject to the same withholding and reporting requirements. In addition, to the extent not included in the Accrued Amounts, Executive shall receive a pro rata bonus for the bonus period during which the date of termination occurs calculated at one hundred percent (100%) of the Target Bonus then in effect, multiplied by a fraction the numerator of which is the number of days that Executive was employed during such bonus term and the denominator of which is 365. Such prorated bonus shall be paid in accordance with the Company’s customary practices for payment of executive bonuses but with no additional performance requirements or contingencies;

(C)	Acceleration in full of the vesting of all stock, stock options and other equity-based awards granted to him, including the Initial Grants; and

(D)
Continuation of life, group health and dental insurance benefits substantially similar to those which Executive (and, if applicable, his family) was receiving immediately prior to the Qualifying Termination until the earlier of:

(i)	the end of the twenty four (24) month period following Executive’s termination of employment, or

(ii)	the date on which Executive becomes eligible to receive substantially similar benefits under any plan or program of any other employer.

The continuing coverage provided under this Section 6(d)(1)(D) is subject to the availability of such continuation under the terms of the applicable plan documents and all provisions of applicable law. If Executive is not eligible for such continued coverage under one of the Company-provided benefit plans noted in this paragraph (D) that he was participating in during his employment, the Company shall pay Executive the cash equivalent of the cost of replacement insurance for the duration of the applicable period, up to a maximum of the Company’s cost of providing the coverage before the termination of employment, which payments shall be made pro-rata in accordance with the Company’s customary payroll practices.

(2)
Qualifying Termination. For purposes of this Agreement, the term “Qualifying Termination” means a termination by the Company or its successor of Executive’s employment with the Company or its successor for any reason other than Cause, Disability or death, or a termination by

Executive of Executive’s employment with Good Reason. However, if following a Change in Control the Company or its successor in the Change in Control offers to retain Executive in a Comparable Position, then Executive shall not be entitled to resign his employment for Good Reason pursuant to Section 6(a)(2)(A). For these purposes, “Comparable Position” means (i) Executive Vice President of the successor organization or the portion of the successor organization that succeeds to the business of the Company (whether organized as a subsidiary, division, or otherwise) (in either case, the “Successor Business”), or if the Successor Business does not use that title, then a title within the Successor Business’s organizational structure that is comparable to Executive Vice President in the Company’s organizational structure, with duties, responsibilities, authority and participation in management commensurate with that role, if (A) the Successor Business is the natural successor to the business of the Company following the Change in Control and continues in the same basic business as the Company; and (B) Executive’s role with the Successor Business would not result in a material diminution of the substantive operational scope of Executive’s role from the substantive operational scope of his role with the Company. In each case, it is recognized that following a Change in Control, the evolution of the Company to the Successor Business can result in various changes resulting from integration, efforts to capture synergy opportunities or address new markets, and changes in business strategy, and as a result Executive’s duties, responsibilities, authority or participation in management in a Comparable Position may not be exactly the same as his duties, responsibilities, authority or participation in management with the Company prior to the Change in Control. However, whether a role with the successor offered to Executive qualifies as a Comparable Position will be judged with a view to the overall quality of the opportunity represented by that role from a professional point of view, with the understanding that the intention of this Agreement is that a Comparable Position, in light of all relevant factors including the size and complexity of the successor organization, would not represent a material diminution to Executive in the overall quality of his professional stature, experience and opportunity compared to the professional stature, experience and opportunity represented by Executive’s role with the Company.

(3)	Change of Control Defined. For purposes of this Agreement, a “Change of Control” shall have the meaning set forth in Exhibit D.

(4)
To the extent that this Employment Agreement is treated as a nonqualified deferred compensation arrangement within the meaning of Section 409A, neither the Company nor Executive may accelerate the timing of the payments under this Section 6(d) (for example, no part of the Change in Control Benefits may be paid in a lump sum at the time of termination) unless such acceleration does not trigger the application of interest and penalties under Section 409A. In addition, to the extent that this Agreement is treated as a nonqualified deferred compensation arrangement within the meaning of Section 409A and the Treasury Regulations issued under Section 409A require a delay in the commencement of any payments under the Change in Control Benefits due to Executive’s status as a “specified employee”, the Change in Control Benefit payments shall be delayed to the minimum extent necessary so as to comply with the code and any regulations thereunder and to avoid interest and penalties, and otherwise paid on the schedule set forth in this Section 6(d).

(e)
Disability. In the event that Executive suffers a Disability, the Company may, in its discretion, terminate Executive’s employment hereunder. For purposes of this Agreement, “Disability” shall be defined to occur at such time as Executive becomes eligible to receive benefits under the terms of the Company’s then applicable long-term disability policy, or, in the absence of such policy, shall be defined as a physical or mental disability that prevents Executive from performing his duties under this Agreement for ninety (90) consecutive days or more, or for an aggregate of one hundred twenty (120) days in any period of twelve (12) months. The Company may only terminate Executive on account of Disability after giving due consideration to whether reasonable accommodations can be made under which Executive is able to fulfill his duties under this Agreement. The commencement date and expected duration of any physical or mental condition that prevents Executive from performing his duties hereunder shall be determined by a medical doctor mutually acceptable to Executive and the Company. In the event Executive’s employment is terminated by the Company pursuant to this Section 6(e), then the Company shall pay Executive only the Accrued Amounts in a lump sum within ten (10) days of termination of employment, or earlier if required by applicable law.

(f)
Death. In the event of Executive’s death during the Term of Employment, all obligations of the Company to make any further payments, including the obligation to pay the Accrued Amounts, shall be paid to Executive’s estate, and in any event all Accrued Amounts shall be paid in a lump sum within ten (10) days of the Executive’s death, or earlier if required by applicable law. In addition, to the extent not included in the Accrued Amounts, Executive’s estate shall receive a payment or payments reflecting a pro rata bonus for Executive for the bonus period during which the date of termination pursuant to this Section 6(f) occurs calculated at one hundred percent (100%) of the Target Bonus then in effect, multiplied by a fraction the numerator of which is the number of days that Executive was employed during such bonus term and the denominator of which is 365. Such prorated bonus shall be paid in accordance with the Company’s customary practices for payment of executive bonuses but with no additional performance requirements or contingencies, provided, however, that to the extent that this Agreement is treated as a nonqualified deferred compensation arrangement within the meaning of Section 409A, the payment of such bonus may not be accelerated by either the Company or Executive unless such acceleration does not trigger the application of interest and penalty taxes under Section 409A.

(g)
Payments as Compensable Compensation. Any participation by Executive in, and any terminating distributions and vested rights under, Company-sponsored retirement or deferred compensation plans, regardless of whether such plans are qualified or nonqualified for tax purposes, shall be governed by the terms of those respective plans.

(h)
Executive’s Duty to Provide Materials. Upon the termination of the Term of Employment for any reason, Executive or his estate shall surrender to the Company all computer files and electronic data and records, correspondence, letters, files, contracts, mailing lists, customer lists, advertising material, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive’s possession or under his control, including all copies of any of the foregoing.

(i)	Certain Contingencies and Limitations.

(1)	Notwithstanding anything herein to the contrary, Executive may lose his rights to the Severance Package or the Change in Control Benefits pursuant to the Agreement re Specified Acts.

(2)
As of the date of any termination of employment as a result of which Executive would be entitled to either (i) the Severance Package or (ii) the Change in Control Benefits, the Company shall calculate the Total Equity Value, and for each Dollar by which the Total Equity Value exceeds $4.0 million, the amount of cash severance otherwise payable to Executive as part of the Severance Package or Change in Control Benefits will be reduced by one Dollar, with the total amount of such reductions spread evenly over the term that such cash severance would otherwise be payable. In addition, as of the date of any termination of employment as a result of which Executive would be entitled to the Severance Package (but not as a result of which Executive would be entitled to Change in Control Benefits), the Company shall calculate the Vested Equity Value, and for each Dollar by which the Vested Equity Value exceeds $4.0 million, the accelerated vesting of the Initial Grants or other stock options, restricted stock or other equity-based awards that would otherwise occur as a part of the Severance Package or pursuant to any plan or agreement governing such awards will be reduced by one Dollar in value, with such reductions coming first from stock options and then from restricted stock and then from other awards, and with such reductions measured by the gross spread on options that would otherwise accelerate and the gross value of shares of restricted stock or other awards that would otherwise accelerate. For these purposes, “Vested Equity Value” means (i) the value of vested restricted stock and other vested awards (other than stock options) owned beneficially by Executive, plus (ii) the spread on vested stock options owned beneficially by Executive, plus (iii) the gross proceeds received by Executive or his transferee from sales of restricted stock and payment of other awards (other than stock options) in the four-year period ending on the date of termination of employment, plus (iv) the amount by which gross proceeds from sales by Executive or his transferee, in the four-year period ending on the date of termination of employment, of shares obtained upon exercise of stock options exceeded the exercise price thereof, plus (v) the amount by which the value of shares obtained upon exercise of stock options and still beneficially owned by Executive or his transferee exceeds the exercise price paid for those shares. “Total Equity Value” means Vested Equity Value plus (i) the value of restricted stock and other awards (other than stock options) that would vest as a part of Severance Package or Change in Control Benefits, plus (ii) the spread on stock options that would vest as a part of Severance Package or Change in Control Benefits, calculated as the aggregate of the amount by which the value of a share of stock issuable upon exercise of each stock option vesting as part of the Severance Package or Change in Control Benefits exceeds the exercise price payable therefor. Measures of value of stock options, restricted stock and other awards will be taken at fair market value on the date of termination of employment.

(3)
If any Change in Control occurs within 365 days following the date of this Agreement, or a definitive agreement for a Change in Control is signed within 365 days following the date of this Agreement and pursuant to that definitive agreement a Change in Control is subsequently consummated within 180 days following the execution thereof, and in connection with that Change in Control a Qualifying Termination occurs so that Executive would be entitled to the Change in Control Benefits, then notwithstanding any other provision of this Agreement or any other agreement between Executive and the Company or any plan pursuant to which equity awards are made to Executive, the Total Realization shall not exceed the Special Limit. If the Total Realization would otherwise exceed the Special Limit, then the Change in Control Benefits other than continuation of insurance benefits shall be reduced to the extent necessary to limit the Total Realization to the Special Limit, first by reduction of the continuation of salary, then if necessary by reduction of the continuation of bonus, then if necessary by reduction of acceleration of vesting of stock options, then if necessary by reduction of acceleration of vesting of restricted stock, and finally if necessary by reduction of vesting of any other awards. However, if the Total Realization exceeds the Special limit without any Change in Control Benefits, the Executive will not be required to make any payment to the Company in respect of that excess. For these purposes, (i) “Total Realization” means the sum of the Total Equity Value plus all cash payable as part of the Change in Control Benefits (but excluding the value of continuation of insurance benefits); (ii) “Special Limit” means $5.0 million; and (iii) the value of the Change in Control Benefits shall be the gross amount of salary continuation and bonus continuation, the gross spread on stock options that would vest as a part of the Change in Control Benefits, and the gross value of restricted stock and other awards (other than stock options) that would vest as a part of the Change in Control Benefits. Measures of value of stock options, restricted stock and other awards will be taken at fair market value on the date of termination of employment.

Section 7 - Gross-up Payments.

(a)
If Executive becomes obligated to pay any excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar or successor law or regulation, whether as a result of benefits provided to Executive under this Agreement or another agreement by or plan of the Company, the Company shall pay an additional amount (the "Gross-Up Payment") to Executive at the time specified in the following paragraph. The Gross-Up Payment shall be equal to the amount necessary so that the net amount retained by Executive, after subtracting the parachute excise tax imposed by Section 4999 of the Code or any successor statute then in effect (the "Excise Tax"), and after also subtracting all federal, state or local income tax, FICA tax and Excise Tax on the Gross-Up Payment, shall be equal to the net amount Executive would have retained if no Excise Tax had been imposed and no Gross-Up Payment had been paid. The amount of the Gross-Up Payment shall be determined in good faith by independent accountants or tax counsel selected by the Company and acceptable to Executive, who shall apply the following assumptions: (i) Executive shall be treated as paying federal income taxes at the highest marginal rate in the calendar year in which the Gross-Up Payment is made, and (ii) Executive shall be treated as paying state and local income taxes at the highest marginal rate(s) in the calendar year in which the Gross-Up Payment is made in the locality of Executive's residence as of the effective date of Executive's termination or resignation, net of the maximum reduction in federal income taxes that could be obtained from deducting those state and local taxes.

(b)
The Gross-Up Payment shall be made within thirty days after the event that triggered the Company’s obligation to provide the benefits upon which taxes as described in this Section 7 are payable (the “Triggering Event”), provided that if the Gross-Up Payment cannot be determined within that time, the Company shall pay Executive within that time an estimate, determined in good faith by the Company, of the minimum amount of the Gross-Up Payment and shall pay the remainder (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 60th day after the Triggering Event. If the estimated payment is more than the amount later determined to have been due, the excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be repaid by Executive within five business days after written demand.

(c)
If the actual Excise Tax imposed is less than the amount that was taken into account in determining the amount of the Gross-Up Payment, Executive shall repay at the time that the amount of the reduced Excise Tax is finally determined the portion of the Gross-Up Payment attributable to that reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, FICA tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Executive, to the extent the repayment results in a reduction in or refund of the Excise Tax, FICA tax or federal, state or local income tax), plus interest on the amount of the repayment at the rate provided in Section 1274(b)(2)(B) of the Code. If the actual Excise Tax imposed is more than the amount that was taken into account in determining the amount of the Gross-Up Payment, the Company shall make an additional gross-up payment in respect of such excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) at the time that the amount of the excess is finally determined.

(d)
Notwithstanding anything to the contrary herein, the parties agree that if the payments under this Section 7 are treated as nonqualified deferred compensation under Section 409A of the Code, the parties will negotiate this section in good faith to avoid adverse tax consequences to Executive

    Section 8 - Other Agreements.

(a)
Non-Solicitation; Non-Disclosure, etc. In consideration for the provisions of this Agreement, among other things, Executive is separately entering into a Confidentiality, Non-Disclosure and Developments Agreements in the form of Exhibit E (the “Confidentiality Agreement”).

(b)
No Violation of Other Agreements. Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, except for any such agreement that could not reasonably be expected to compromise Executive’s ability to perform his duties to the Company as contemplated by this Agreement. Executive further represents that, to his knowledge and belief, he has not breached any agreement not to compete or any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company, and Executive acknowledges the Company’s desire and direction that he not breach any such agreement in the performance of his services hereunder. Accordingly, the Company agrees that any failure or refusal of the Executive to perform his duties to the Company as contemplated by this Agreement shall not constitute “Cause” to the extent such failure or refusal is attributable to the Executive’s compliance with any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company. Without limiting the foregoing, Executive has provided to Eclipsys an executed copy of an Agreement Respecting Non-disclosure, Non-competition and Non-solicitation with his immediately preceding employer. Executive represents that this agreement is the only agreement he has entered into with his immediately preceding employer and the only such restrictive agreement in effect with any prior employer. Executive acknowledges that under the terms of that agreement, he is required to maintain certain confidential information, which covenant he shall honor in his employment with the Company. In connection with any new duties he undertakes for Eclipsys, Executive will use his best efforts to maintain such confidentiality and notify Eclipsys when, in his judgment, he believes that any assigned task might cause a breach of such covenants. [ * ]

(c)
Headquarters and Location and Travel. Executive currently resides in Atlanta, Georgia. The Company does not have a conventional headquarters due to distribution of its executive management. The Board and CEO will consider establishing a conventional headquarters, and if the Company establishes a conventional headquarters and the CEO or the Board determines that Executive’s relocation to that headquarters would be in the Company’s best interests, then Executive may be required to relocate his residence to the area in which the headquarters is located. If Executive is required to relocate, the Company shall provide him with executive-level relocation benefits, consistent with Company policies, designed to defray all reasonable out-of-pocket costs of the relocation incurred by Executive, provided that Executive will not be entitled to any adjustment to his compensation to defray any increase in his cost of living resulting from relocation. If Executive does not wish to relocate, and consequently he resigns or the Company terminates his employment, he will not be entitled to any severance benefits (including without limitation the Severance Package or the Change in Control Benefit, each as defined in Article 6), except that if this occurs before his first-year guaranteed bonus is paid in full then he will be entitled to any portions of his guaranteed first year bonus that have not been paid. Whether or not Executive relocates his residence, Executive must spend significant time traveling, as is consistent with his role and necessary or appropriate to execute fully his responsibilities.

(d)
Registration. Executive will use reasonable efforts to utilize the safe harbor provided by Rule 144 under the Securities Act of 1933 to exempt from registration sales by Executive of shares derived from the Initial Grants. If and to the extent that Executive cannot implement and execute a plan to achieve reasonable liquidity from sales of shares derived from the Initial Grants pursuant to Rule 144, the Company will use reasonable efforts to provide an effective registration statement to cover sales by Executive of such shares, provided that Executive and the Company will cooperate to determine timing and duration for such registration that is not adverse to the Company’s interests.

(e)
Conduct. Executive will observe the Company’s policies, conduct himself in a manner befitting an executive officer of a public company, and provide reasonable cooperation with legal authorities in any investigation or proceeding involving the Company or his service to the Company, to the extent legally required or reasonably directed by the Board.

* Confidential Treatment Requested
Section 9 - Notices. All notices or communications hereunder shall be in writing, addressed as follows, or otherwise as directed in a written notice from the party wishing to make changes hereto:

To the Company: Eclipsys Corporation
ATTN: CEO
Address, Telephone and Facsimile numbers then listed in the Company’s directory with a copy to:  the Company’s General Counsel
Address, Telephone and Facsimile numbers then listed in the Company’s directory

To the Executive: To the address, telephone number and facsimile number then reflected in the Company’s payroll records

With a copy to: [ * ]

Any such notice or communication shall be delivered by hand or sent certified or registered mail, return receipt requested, postage prepaid, or by reputable overnight courier addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the time of actual delivery, if delivered by hand, the next business day, if sent by overnight courier, or the third (3rd) business day after the actual date of mailing, if sent by mail, shall constitute the time at which notice was given.

*Confidential Treatment Requested

Section 10 - Severability. If any part of this Agreement as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be invalid, illegal, void or unenforceable for any reason, then (i) the invalidity of that part shall in no way affect (to the maximum extent permissible by law) the application of such part under circumstances different from those adjudicated by the court, the application of any other part of this Agreement, or the enforceability or invalidity of this Agreement as a whole; and (ii) such part shall be deemed amended to the extent necessary to conform to applicable law so as to be valid, legal, effective and enforceable or, if such part cannot be so amended without materially altering the intention of the parties, then such part will be stricken and the remainder of this Agreement shall continue in full force and effect.

Section 11 - Assignment and Assumption. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company and shall cause such successor to assume this Agreement, which assumption shall not relieve the Company of its obligations to Executive hereunder unless so agreed in writing by Executive. The Company’s successor, or the Company’s assignee following such an assignment, shall have all the rights of the Company hereunder, and Executive’s obligations hereunder will be to the successor or assignee thereafter.

Section 12 - Amendment. This Agreement may only be amended by written agreement of the parties hereto.

Section 13 - Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 13 are in addition to the survivorship provisions of any other section of this Agreement.

Section 14 - Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and construed under and in accordance with the laws of the State of Florida (without reference to the conflicts of law provisions thereof). Subject to the following sentence, if any judicial or administrative proceeding or claim relating to or pertaining to this Agreement is initiated by either party hereto, such proceeding or claim shall and must be filed in a state or federal court located in Palm Beach County or Miami-Dade County, Florida, and the Company and Executive each consents to the jurisdiction of such a court. If Executive brings any judicial or administrative proceeding or claim relating to or pertaining to his right to receive payment or provision of compensation (including without limitation salary, bonuses or equity-based awards) or benefits from the Company, other than a claim arising in connection with the Company’s enforcement of its rights under the Agreement re Specified Acts, such proceeding or claim may, in Executive’s discretion, be filed in a state or federal court located in district in which Executive then resides, and if so filed the Company and the Executive each consents to the jurisdiction of such a court, which shall be the exclusive jurisdiction therefor, and the Company shall not contest such jurisdiction or seek to remove the matter to any other jurisdiction.

Section 15 - Prior Agreement; Coordination of Benefits. This Agreement including the exhibits hereto, and the indemnity provisions of the Company’s charter to the extent applicable, contain the entire understanding between the parties hereto regarding terms of Executive’s employment (other than any agreements that may be entered into after the date hereof between the Company and Executive) and supersedes in all respects any prior or other employment agreement or understanding, both written and oral. In the event of a conflict between this Agreement and any policy or plan that applies generally to employees or executives of the Company regarding compensation, employee benefits, performance bonuses, healthcare, retirement, severance, change in control, relocation, or equity programs such as Restricted Stock or Option awards, this Agreement shall control unless the generally applicable plan or program would provide a greater benefit or award to Executive, in which case the terms of such plan or program shall control over this Agreement.

Section 16 - Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

Section 17 - Section Headings and Construction. The headings of sections in this Agreement are provided for convenience only and will not effect its construction or interpretation. All references to “Sections” or “Exhibits” refer to the corresponding section or exhibit of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as circumstances require.

Section 18 - Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

Section 19 - Acknowledgement. Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement including its exhibits with an attorney. Executive further states and represents that he has carefully read this Agreement including its exhibits, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

Section 20 - Attorneys’ Fees. In the event that either party brings a legal action against the other in connection with the employment relationship between them, including without limitation an action to enforce this Agreement or any of the exhibits hereto, the party, if either, that is judicially determined to be the prevailing party in such action shall be entitled to recover his or its reasonable attorney’s fees and legal costs incurred in connection with such action.

Intending to be immediately legally bound hereby, the parties have executed this Agreement on the date beside their respective signatures.

Date: December 22, 2005 ECLIPSYS CORPORATION By: /s/ Brian Copple Name: Brian W. Copple Title: Secretary	Date: December 22, 2005 /s/ John E. Deady John E. Deady

EXHIBIT A-1 TO EMPLOYMENT AGREEMENT

Notice of Grant of Stock Option

Notice of Grant of Stock Option Employee	Eclipsys Corporation ID: 65-0632092
John E. Deady «StreetAddress» «CityStateZip»	Option Number: «OptionNumber» Plan: 2005 Inducement Grant Stock Incentive Plan Employee ID: «IDNumber»

Effective January __, 2006 (the “Grant Date”), you have been granted a non-statutory option to buy 400,000 shares of common stock of Eclipsys Corporation (the "Company") at an exercise price of $_________ per share. This option will vest and become exercisable with respect to 20% of the underlying shares on February 1, 2007 (the “First Vesting Date”); and (ii) with respect to the remaining 80% of the underlying shares in 48 equal consecutive monthly installments on the first day of each calendar month following the First Vesting Date, provided that vesting will not occur if you are not employed with the Company (as defined in the Plan) (or serving as a member of the Company’s Board of Directors) on the scheduled vesting date.

The option is granted under and governed by the terms and conditions of this Notice, the Company's 2005 Inducement Grant Stock Incentive Plan (the “Plan”), the Employment Agreement between you and the Company dated January __, 2006 (the “Employment Agreement”), the Agreement re Specified Acts between you and the Company dated January __, , 2006 (the “Agreement re Specified Acts”), and any other applicable written agreement between you and the Company. The agreements referenced in this paragraph are referred to in this Notice as the “Applicable Agreements.” By your acceptance of this option, and also by its exercise, you agree to such terms and conditions and confirm that your receipt and exercise of this option is voluntary.

Unless otherwise provided in the Plan or the Applicable Agreements, (i) no vesting will occur before the First Vesting Date; (ii) vesting will occur only on scheduled vesting dates, without any ratable vesting for periods of time between vesting dates; (iii) notwithstanding the foregoing, vesting will be suspended during the portion of any leave of absence (LOA) you have in excess of 60 days, and if you return to work following such a LOA, any scheduled vesting dates that passed during the suspension of vesting will be added to the end of the original vesting schedule, with vesting on each such additional vesting date in the amount of shares not vested on the corresponding vesting date during the period of the suspension; (iv) the Company may in its discretion cancel this option in whole or part, whether or not vested, and whether or not your employment is continuing, if you breach in any material respect any material contractual obligation or legal duty to the Company and fail to cure that breach within 30 days of receipt of written notice thereof from the Company, provided that a final determination that such a breach has occurred and not been cured within the 30 day notice period must be made by the Company’s Board of Directors after giving you an opportunity to be heard by the Board, and provided further than a failure of the Company to assert any breach shall not waive any subsequent breach; and (v) this option and the underlying shares are subject to the Agreement re Specified Acts, which may result in loss of some of all of the benefit of this grant.

Except as otherwise provided in the Plan or the Applicable Agreements, any termination of your employment for any reason or no reason will result in cessation of vesting and lapse of the option to the extent not yet vested at the time of termination (unless you are then or are becoming a member of the Board of Directors of the Company), and vested options may be exercised only for a period of 90 days following termination of your employment (or Board service if you are a member of the Company’s Board of Directors at the time of termination of your employment) (or 365 days following termination if your employment ends as a result of death).

Unless otherwise permitted by the Company’s Board of Directors, you must pay the exercise price and meet any tax obligations in cash. The option expires on the tenth anniversary of the Grant Date or such earlier date as the Plan provides.

For purposes of this option, the definition of “Good Reason” under the Plan shall be the same as the definition of Good Reason in the Employment Agreement, notwithstanding any Plan provision to the contrary.

The Plan, the Company’s Annual Report on Form 10-K, and other filings made by the Company with the Securities and Exchange Commission are available for your review on the Company’s internal employee web site. You may also obtain paper copies of these documents upon request to the Company’s HR department.

No representations or promises are made regarding the duration of your employment or service, vesting of the option, the value of the Company's stock or this option, or the Company's prospects. The Company provides no advice regarding tax consequences or your handling of this option; you agree to rely only upon your own personal advisors.

ECLIPSYS CORPORATION By: Name Title

EXHIBIT A-2 TO EMPLOYMENT AGREEMENT

Notice of Grant of Restricted Stock

Notice of Grant of Restricted Stock Employee	Eclipsys Corporation ID: 65-0632092
John E. Deady [address of recipient]	Grant Number: ______________________ Plan: 2005 Inducement Grant Stock Incentive Plan Employee ID: ______________________

Effective January __, 2006 (the “Grant Date”), you have been granted the right to purchase, at a price of $0.01 per share, 100,000 shares (the “Shares”) of common stock of Eclipsys Corporation (the "Company"). You must pay the aggregate purchase price for the Shares to the Company by cash, check or other method acceptable to the Company within 30 days of the date of this Notice or the Company may cancel the grant.

This notice is a “Grant Notice” as described in the Restricted Stock Agreement between you and the Company dated January __, 2006 (the “Restricted Stock Agreement”). This grant is made under, and this grant and the Shares are subject to and governed by the terms and conditions of, this Notice, the Restricted Stock Agreement including the restrictions on transfer set forth therein, the Company's 2005 Inducement Grant Stock Incentive Plan (the “Plan”), the Employment Agreement between you and the Company dated January __, 2006 (the “Employment Agreement”), the Agreement re Specified Acts between you and the Company dated January __, 2006 (the “Agreement re Specified Acts”), and any other applicable written agreement between you and the Company. The agreements referenced in this paragraph are referred to in this Notice as the “Applicable Agreements.” By your acceptance and payment for the Shares, you agree to such terms and conditions and confirm that your receipt of and payment for the Shares is voluntary.

For purposes of this Notice, “Vesting Date” means each June 1 and December 1. Subject to the Applicable Agreements, 26.666% of the total number of Shares shall vest on June 1, 2007 (the “First Vesting Date”), and an additional 10% of the total number of Shares shall vest on each of the seven Vesting Dates next succeeding the First Vesting Date, and the final 3.334% of the total number of Shares shall vest on June 1, 2011.

Unless otherwise provided in the Plan or the Applicable Agreements, (i) no Shares will vest before the First Vesting Date; (ii) vesting of Shares will occur only on Vesting Dates, without any ratable vesting for periods of time between Vesting Dates; (iii) notwithstanding the foregoing, vesting will be suspended during the portion of any leave of absence (LOA) you have in excess of 60 days, and if you return to work following such a LOA, any Vesting Dates that passed during the suspension of vesting will be added to the end of the original vesting schedule, with vesting on each such additional Vesting Date in the amount of shares not vested on the corresponding Vesting Date during the period of the suspension, contingent upon your continued employment; (iv) the Company may in its discretion cancel this grant in whole or part, whether or not vested, and whether or not your employment is continuing, and repurchase the cancelled Shares you own on the date of the breach (whether or not vested) at the purchase price you paid, if you breach in any material respect any material contractual obligation or legal duty to the Company and fail to cure that breach within 30 days of receipt of written notice thereof from the Company, provided that a final determination that such a breach has occurred and not been cured within the 30 day notice period must be made by the Company’s Board of Directors after giving you an opportunity to be heard by the Board, and provided further that a failure of the Company to assert any breach shall not waive any subsequent breach; and (v) the Shares are subject to the Agreement re Specified Acts, which may result in loss of some of all of the benefit of this grant.

Except as otherwise provided in the Plan or the Applicable Agreements, any termination of your employment for any reason or no reason will result in cessation of vesting, cancellation of this grant, and forfeiture to the Company of any Shares not vested at the time your employment terminates (unless you are then or are becoming a member of the Board of Directors of the Company).

For purposes of this grant and the Shares, the definition of Good Reason under the Plan shall be the same as the definition of Good Reason in the Employment Agreement, notwithstanding any Plan provision to the contrary.

The Plan, the Company’s Annual Report on Form 10-K, and other filings made by the Company with the Securities and Exchange Commission are available for your review on the Company’s internal employee web site. You may also obtain paper copies of these documents upon request to the Company’s HR department.

No representations or promises are made regarding the duration of your employment or service, vesting of the Shares, the value of the Company's stock or this grant, or the Company's prospects. The Company provides no advice regarding tax consequences or your handling of the Shares; you agree to rely only upon your own personal advisors.

ECLIPSYS CORPORATION By: Name & Title

EXHIBIT A-3 TO EMPLOYMENT AGREEMENT

Restricted Stock Agreement

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is made as of January __, 2006 by Eclipsys Corporation, a Delaware corporation ("Eclipsys") and John E. Deady ("Recipient") to govern awards of restricted stock by Eclipsys to Recipient made from time to time pursuant to Grant Notices (as defined below) that reference this Agreement as governing the awards reflected therein.

1. Grants of Restricted Stock. From time to time in its discretion, Eclipsys may grant and issue to Recipient shares of Eclipsys's common stock that are subject to the restrictions described in, and other provisions of, this Agreement (the "Restricted Stock"). No grants of Restricted Stock are promised by this Agreement. Each grant of Restricted Stock will be documented by a written notice delivered by Eclipsys to Recipient (a “Grant Notice”) stating: (i) that the Restricted Stock described therein is subject to this Agreement, (ii) the number of shares of Restricted Stock subject to the grant, (iii) the schedule and any other conditions for vesting of the Restricted Stock, and (iv) such other terms and conditions applicable to the Restricted Stock as Eclipsys may determine. As a condition to each grant of Restricted Stock, Recipient is required to pay to Eclipsys $.01 by cash or check for each share of Restricted Stock (the "Acquisition Consideration").

2. Governing Plan. The Restricted Stock shall be granted pursuant to and (except as specifically set forth herein or in another written agreement between Eclipsys and Recipient) subject in all respects to the applicable provisions of the Eclipsys Corporation 2005 Stock Incentive Plan (or, for inducement grants made in connection with commencement of Recipient’s employment, the Eclipsys Corporation 2005 Inducement Grant Stock Incentive Plan) or its successor plan (the "Plan"), which are incorporated herein by reference. Terms not otherwise defined in this Agreement have the meanings ascribed to them in the Plan.

3. Restrictions on the Restricted Stock.

(a) Limitation on Transfer. No share of Restricted Stock (including any shares received by Recipient with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization or a similar transaction affecting Eclipsys's securities without receipt of consideration) may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered unless and until the conditions to vesting of that share set forth in the Grant Notice are met and any additional requirements or restrictions contained in this Agreement, the Grant Notice or the Plan have been satisfied, terminated or expressly waived by Eclipsys in writing. However, this will not prohibit nominal transfers of Restricted Stock for estate planning purposes that do not effect a change in beneficial ownership, if the transferee agrees in writing to the terms of this Agreement. Satisfaction of the conditions to vesting set forth in the Grant Notice and any additional requirements or restrictions contained in this Agreement, and the resulting removal of the restrictions imposed hereunder from particular shares of Restricted Stock, is also referred to as “vesting” of those shares and shares from which the restrictions have been removed are referred to as “vested.”

US1DOCS 5198605v2
(b) Cancellation of Restricted Stock. Notwithstanding Section 3(a), but subject to the Plan, any applicable Grant Notice, and any other separate written agreement between Eclipsys and Recipient, if any Cancellation Event occurs, then (i) vesting of any shares of Restricted Stock originally scheduled to vest after the time that Cancellation Event occurred will cease; (ii) any grant insofar as it relates to Restricted Stock that has not yet vested will be cancelled; (iii) unvested Restricted Stock will be forfeited to Eclipsys and all rights of Recipient as a stockholder of such shares will cease; (iv) Eclipsys shall be obligated to pay to Recipient, by cash or equivalent or by cancellation of amounts owed by Recipient to Eclipsys or any Affiliate, the Acquisition Consideration per share previously received from Recipient in respect of all shares of Restricted Stock that are forfeited to Eclipsys; and (v) Recipient shall have no rights to or in respect of shares of Restricted Stock that are forfeited to Eclipsys except the right to receive the Acquisition Consideration in respect thereof. In case of a Cancellation Event, any partially vested share will be rounded up to the nearest whole share for purposes of determining the number of shares that are forfeited to Eclipsys. For these purposes, if Recipient is an employee of Eclipsys or any of its present or future parent or subsidiary corporations (each an “Affiliate”) as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”), a “Cancellation Event” means, and shall be deemed to occur upon, the cessation of Recipient’s employment with Eclipsys or any of its Affiliates or its successor (other than in situations in which the Recipient is or is becoming a member of the Board of Directors of Eclipsys) for any reason, including without limitation resignation by Recipient with or without good reason, or termination of employment by Eclipsys or any Affiliate or its successor with or without cause. If Recipient is a member of the Board of Directors of Eclipsys, a Cancellation Event means, and shall be deemed to occur upon, cessation of Recipient’s service as a director of Eclipsys, unless at the time of such cessation Recipient is then an employee of Eclipsys or any of its Affiliates, in which case Recipient shall thereafter be treated as an employee for these purposes.

4. Voting and Other Rights. During the period prior to vesting, except as otherwise provided herein, Recipient will have all of the rights of a stockholder with respect to all of the Restricted Stock, including without limitation the right to vote such Restricted Stock and the right to receive all dividends or other distributions with respect to such Restricted Stock. In connection with the payment of such dividends or other distributions, Eclipsys will be entitled to deduct from any amounts otherwise payable by Eclipsys to Recipient (including without limitation salary or other compensation), except to the extent prohibited by applicable law or regulation, any taxes or other amounts required by any governmental authority to be withheld and paid over or deposited to such authority for Recipient's account.

5. Handling of Shares.

(a) Certificates or Book Entries. Eclipsys may in its discretion issue physical certificates representing Restricted Stock, or cause the Restricted Stock to be recorded in book entry form and reflected in records maintained by or for Eclipsys. Each certificate or data base entry representing any unvested portion of any Restricted Stock may be endorsed with a legend substantially as set forth below, as well as such other legends as Eclipsys may deem appropriate to comply with applicable laws and regulations:

The securities evidenced by this certificate are subject to certain limitations on transfer and other restrictions as set forth in that certain Restricted Stock Agreement, dated as of January __, 2006, between Eclipsys and the holder of such securities, the Eclipsys Corporation 2005 Stock Incentive Plan or 2005 Inducement Grant Stock Incentive Plan (copies of which are available for inspection at the offices of Eclipsys), and the notice of grant applicable to the securities.

(b) Escrow. With respect to each unvested share of Restricted Stock (including any shares received by Recipient with respect to shares of Restricted Stock that have not yet vested as a result of stock dividends, stock splits or any other form of recapitalization or a similar transaction affecting Eclipsys's securities without receipt of consideration), the Secretary of Eclipsys, or such other escrow holder as the Secretary may appoint, will retain physical custody of any certificate representing such share until such share vests.

(c) Delivery of Certificates. As soon as practicable after the vesting of any Restricted Stock and upon request by Recipient, but subject to Section 5(d), Eclipsys will deliver to Recipient or Recipient’s designee a certificate(s) free of restrictive legends representing such vested Restricted Stock, or cause appropriate book entry or other electronic changes to be made to reflect Recipient’s ownership of such vested Restricted Stock free of restrictions, in any case net of the number of shares withheld by Eclipsys in payment of tax pursuant to Section 6(a).

(d) Conditions to Vesting. At the time for vesting of any shares of Restricted Stock, and as a condition to vesting, Recipient must, if requested by Eclipsys, make appropriate representations in a form satisfactory to Eclipsys that such Restricted Stock will not be sold other than (A) pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements of such Act; (B) in compliance with all applicable state securities laws and regulations; and (C) in compliance with all terms and conditions of the Plan, the applicable Grant Notice, any applicable policy of Eclipsys or any of its Affiliates, and any other written agreement between Recipient and Eclipsys or any of its Affiliates.

6. Tax Matters.

(a) Recipient’s Tax Obligations. The vesting of Restricted Stock generally results in taxable income for employees and is subject to appropriate income tax withholding, deposits, or other deductions required by applicable laws or regulations. Subject to any separate written agreement between Recipient and Eclipsys, Recipient and Recipient’s successors will be responsible for all income and other taxes payable as a result of grant or vesting of Restricted Stock or otherwise in connection with this Agreement. All obligations of Eclipsys or its Affiliates to pay tax deposits to any federal, state or other taxing authority as a result of grant or vesting of Restricted Stock will result in a commensurate obligation of Recipient to reimburse Eclipsys or its Affiliate the amount of such tax deposits. Such obligation of Recipient shall, unless otherwise specified in the applicable Grant Notice or in a separate written agreement between Eclipsys and Recipient, be satisfied by the Recipient forfeiting and Eclipsys deducting and retaining from the shares vesting at any particular time that number of shares with a value equal to the amount of the required minimum tax withholdings that Eclipsys or its Affiliate is required to pay as a result of such vesting, with such value measured by the same value per share used by Eclipsys or its Affiliate to determine its tax deposit obligation and based on the minimum statutory withholding rates for federal and state income and payroll tax purposes that are applicable to supplemental wages. If Eclipsys or its Affiliate is required to pay additional tax deposits after the initial issuance to Recipient of the net number of vested shares, Eclipsys or its Affiliate may require Recipient to make up the difference in cash. If the tax deposits paid are less than Recipient’s tax obligations, Recipient is solely responsible for any additional taxes due. If Eclipsys or its Affiliate pays tax deposits in excess of Recipient’s tax obligations, Recipient’s sole recourse will be against the relevant taxing authorities, and Eclipsys and its Affiliates will have no obligation to issue additional shares or pay cash to Recipient in respect thereof. Recipient is responsible for determining Recipient’s actual income tax liabilities and making appropriate payments to the relevant taxing authorities to fulfill Recipient’s tax obligations and avoid interest and penalties.

(b) Section 83(b) Election. Recipient understands that Recipient may make an election pursuant to Section 83(b) of the Code (by filing an election with the Internal Revenue Service within thirty (30) days after the date Recipient acquired the Restricted Stock) to include in Recipient's gross income the fair market value (as of the date of acquisition) of the Restricted Stock. Recipient may make such an election under Section 83(b), or comparable provisions of any state tax law, only if, prior to making any such election, Recipient (a) notifies Eclipsys of Recipient's intention to make such election, by delivering to Eclipsys a copy of the fully-executed Section 83(b) Election Form attached hereto as Exhibit A, and (b) pays to Eclipsys an amount sufficient to satisfy any taxes or other amounts required by any governmental authority to be withheld or paid over to such authority for Recipient's account, or otherwise makes arrangements satisfactory to Eclipsys for the payment of such amounts through withholding or otherwise. Recipient understands that if Recipient has not made a proper and timely Section 83(b) election, at the time the forfeiture restrictions applicable to the Restricted Stock lapse, Section 83 will generally provide that Recipient will recognize ordinary income and be taxed in an amount equal to the fair market value (as of the date the forfeiture restrictions lapse) of the Restricted Stock less the Acquisition Consideration paid for the Restricted Stock. For this purpose, the term "forfeiture restrictions" includes the right of Eclipsys to cancel the Restricted Stock pursuant to Section 3 of this Agreement. Recipient acknowledges that it is Recipient's sole responsibility, and not the responsibility of Eclipsys or any of its Affiliates, to file a timely election under Section 83(b), even if Recipient requests Eclipsys or its representative to make this filing on Recipient's behalf. Recipient is relying solely on Recipient's advisors with respect to the decision as to whether or not to file a Section 83(b) election.

7. Additional Agreements

(a) Independent Advice; No Representations. Recipient acknowledges that (i) Recipient was and is free to use professional advisors of Recipient’s choice in connection with this Agreement and any grant of Restricted Stock, that Recipient understands this Agreement and the meaning and consequences of receiving grants of Restricted Stock, and is entering into this Agreement freely and without coercion or duress; and (ii) Recipient has not received and is not relying, and will not rely, upon any advice, representations or assurances made by or on behalf of Eclipsys or any Affiliate or any employee of or counsel to Eclipsys or any Affiliate regarding any tax or other effects or implications of the Restricted Stock or other matters contemplated by this Agreement or any Grant Notice.

(b) Value of Restricted Stock. No representations or promises are made to Recipient regarding the value of the Restricted Stock or the business prospects of Eclipsys or any Affiliate. Recipient acknowledges that information about investment in Eclipsys stock, including financial information and related risks, is contained in Eclipsys’s SEC reports on Form 10-Q and Form 10-K, which have been made available from Eclipsys’s Human Resources department and/or on Eclipsys’s internal web site for Recipient’s review at any time before Recipient’s acceptance of this Agreement or at any time during Recipient’s employment or service. Further, Recipient understands that Eclipsys and its Affiliates and their respective employees, counsel and other representatives do not provide tax or investment advice and acknowledges Eclipsys’s recommendation that Recipient consult with independent specialists regarding such matters. Sale or other transfer of Eclipsys stock may be limited by and subject to policies of Eclipsys or its Affiliates as well as applicable securities laws and regulations.

(c) Merger, Consolidation or Reorganization. In the event of a Reorganization of Eclipsys in which holders of shares of Common Stock of Eclipsys are entitled to receive in respect of such shares any additional shares or new or different shares or securities, cash or other consideration (including, without limitation, a different number of shares of Common Stock) ("Exchange Consideration"), then Recipient will be entitled to receive a proportionate share of the Exchange Consideration in exchange for any Restricted Stock that is then still owned by Recipient and not cancelled; provided that, subject to any Grant Notice or other separate written agreement between Eclipsys and Recipient, any Exchange Consideration issued to Recipient in respect of unvested Restricted Stock will be subject to the same restrictions and vesting provisions that were applicable to the Restricted Stock in exchange for which the Exchange Consideration was issued.

(d) No Right to Continued Employment or Service; No Positive Inference. Neither this Agreement nor any grant of Restricted Stock confers upon Recipient any right to continue as an employee, director or consultant of, or in any other relationship with, Eclipsys or its Affiliates, or to any particular employment or service tenure or minimum vesting of Restricted Stock, or limits in any way the right of Eclipsys or its Affiliates to terminate Recipient's services to Eclipsys or any of its Affiliates at any time, with or without cause. Restricted Stock is to motivate and reward future performance, and no grant of Restricted Stock will be interpreted as a reward for past performance that dictates vesting in advance of the vesting schedule specified in the applicable Grant Notice, or an indication that the Recipient has performed well or is entitled to any particular employment or service tenure.

8. General.

(a) Successors and Assigns. This Agreement is personal in its nature and Recipient may not assign or transfer Recipient’s rights under this Agreement, except as specifically provided herein or permitted by Eclipsys in writing.

(b) Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To Eclipsys:  Eclipsys, Inc.
1750 Clint Moore Road
Boca Raton, Florida 33487
Attention: General Counsel

To Recipient: At Recipient’s address of record as maintained in Eclipsys’s employment files

Any party may change its address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this paragraph.

(c) Entire Agreement. Except as this Agreement and/or another written agreement between Eclipsys and Recipient may expressly provide otherwise, this Agreement, the Plan, and any Grant Notices constitute the entire agreement and understanding of Eclipsys (together with its Affiliates) and Recipient with respect to Restricted Stock, and supersede all prior written or verbal agreements and understandings between Recipient and Eclipsys (together with its Affiliates) relating to such subject matter. Recipient has not received and is not relying upon, and will not rely upon, any representations by any employee of or counsel to or other representative of Eclipsys or any of its Affiliates in connection with this Agreement or any grant of Restricted Stock hereunder. This Agreement may only be amended by written instrument signed by Recipient and an authorized officer of Eclipsys.

(d) Governing Law; Severability. This Agreement will be construed and interpreted under the laws of the State of Delaware applicable to agreements executed and to be wholly performed within the State of Delaware. If any part of this Agreement as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be invalid, illegal, void or unenforceable for any reason, then (i) the invalidity of that part shall in no way affect (to the maximum extent permissible by law) the application of such part under circumstances different from those adjudicated by the court, the application of any other part of this Agreement, or the enforceability or invalidity of this Agreement as a whole; and (ii) such part shall be deemed amended to the extent necessary to conform to applicable law so as to be valid, legal, effective and enforceable or, if such part cannot be so amended without materially altering the intention of the parties, then such part will be stricken and the remainder of this Agreement shall continue in full force and effect.

(e) Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

(f) Interpretation. Headings herein are for convenience of reference only, do not constitute a part of this Agreement, and will not affect the meaning or interpretation of this Agreement. References herein to Sections are references to the referenced Section hereof, unless otherwise specified.

(g) Waivers; Amendments. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any later breach of that provision. This Agreement may be modified only by written agreement signed by Recipient and Eclipsys.

(h) Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Facsimile or photographic copies of originally signed copies of this Agreement will be deemed to be originals.

ECLIPSYS CORPORATION By: Name: Title:	John E. Deady

EXHIBIT A
to Restricted Stock Agreement

ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY
IN GROSS INCOME IN YEAR OF TRANSFER
INTERNAL REVENUE CODE § 83(b)

The undersigned hereby elects pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below, and supplies the following information in accordance with the regulations promulgated thereunder:

1. Name, address and taxpayer identification number of the undersigned:
Taxpayer I.D. No.:

2. Description of property with respect to which the election is being made:
____________ shares of Common Stock of Eclipsys Corporation, a Delaware corporation (the "Company")

3. Date on which property was transferred: __________

4. Taxable year to which this election relates: ________

5. Nature of the restrictions to which the property is subject:
If the taxpayer's service to the Company terminates for any reason before the Common Stock vests, the Company will repurchase the Common Stock from the taxpayer at $.01 per share. The Common Stock vests according to the following schedule: _____________________

The Common Stock is non-transferable in the taxpayer's hands, by virtue of language to that effect stamped on the stock certificate.

6. Fair market value of the property:
The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions that by their terms will never lapse) of the property with respect to which this election is being made is $_________ per share.

7. Amount paid for the property:
The amount paid by the taxpayer for said property is $.01 per share.

8. Furnishing statement to employer:
A copy of this statement has been furnished to _______________

Date:  ________________________________
Signature

Printed Name

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her Federal income tax returns and must be made within thirty (30) days after receipt of the Restricted Stock. This filing should be made by registered or certified mail, return receipt requested. The taxpayer must retain two (2) copies of the completed form, one for filing with his or her Federal and state tax returns for the current tax year and an additional copy for his or her records.

EXHIBIT A-4 TO EMPLOYMENT AGREEMENT

2005 Inducement Grant Stock Incentive Plan

ECLIPSYS CORPORATION
2005 INDUCEMENT GRANT STOCK INCENTIVE PLAN

1. Purpose

The purpose of this 2005 Inducement Grant Stock Incentive Plan (the “Plan”) of Eclipsys Corporation, a Delaware corporation (the “Company”), is to provide terms and conditions to govern inducement grants made by the Company under Section 4350(i)(1)(A)(iv) of the NASD Marketplace Rules (“Inducement Grants”). Such grants are intended to advance the interests of the Company’s stockholders by enhancing the Company’s ability to recruit, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2. Eligibility

Prospective and newly hired employees of the Company are eligible to receive Inducement Grants in the form of options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards and commitments therefore (each an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant”.

3. Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4. Stock Available for Awards

(a) Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for 1,200,000 shares of common stock, $.01 par value per share, of the Company (the “Common Stock”). The Board may in its discretion increase the number of shares of Common Stock available for Awards under the Plan from time to time. If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. SARs (as hereinafter defined) to be settled in shares of Common Stock shall be counted in full against the number of shares available for award under the Plan, regardless of the number of shares of Common Stock issued on settlement of the SAR; provided, however, that SARs to be settled only in cash shall not be so counted. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Section 162(m) Sub-limit. Subject to adjustment under Section 9, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option (as hereafter defined) in tandem with an SAR shall be treated as a single Award. The per-Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

5. Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Eclipsys Corporation, any of Eclipsys Corporation's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board pursuant to Section 10(f), including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement; provided, however, that the exercise price shall not be less than 100% of the Fair Market Value (as defined below) at the time the Option is granted.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, provided, however, that no Option will be granted for a term in excess of 10 years.

(e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable or, subject to such conditions as the Board shall specify, on a deferred basis (with the Company’s obligation to be evidenced by an instrument providing for future delivery of the deferred shares at the time or times specified by the Board).

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as the Board may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) when the Common Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent permitted by applicable law and by the Board, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above permitted forms of payment.

(g) Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2. Substitute Options shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

6. Stock Appreciation Rights.

(a) General. A stock appreciation right, or “SAR”, is an Award entitling the holder, upon exercise, to receive an amount in Common Stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. The base price from which such appreciation is measured shall not be less than 100% of the Fair Market Value on the date of grant. The date as of which such appreciation or other measure is determined shall be the exercise date. SARs granted hereunder shall expire no later than 10 years after the date of grant.

(b) Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards. When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event or a Change in Control Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event or a Change in Control Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2) Independent SARs. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c) Exercise. SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

7. Restricted Stock; Restricted Stock Units.

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered at the time such shares of Common Stock vest (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase and the issue price.

(c) Stock Certificates. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

8. Other Stock-Based Awards.

Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock Unit Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any purchase price applicable thereto.

9. Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions of each SAR, (v) the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions of each outstanding Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.

(b) Reorganization and Change in Control Events

(1) Definitions

(a) A “Reorganization Event” shall mean:

(i) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled;

(ii) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction; or

(iii) any liquidation or dissolution of the Company.

(b) A “Change in Control Event” shall mean:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 30% or more of either (x) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for Common Stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition or (D) any acquisition by General Atlantic Partners 28, L.P., General Atlantic Partners 38, L.P., General Atlantic Partners 47, L.P., GAP Coinvestment Partners, L.P. and any other entities controlled by or under common control with any of the foregoing entities, within the meaning of the Exchange Act (each such party is referred to herein as an “Exempt Person”); or

(ii) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding the Exempt Persons and any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv) the liquidation or dissolution of the Company.

(c) “Good Reason” shall have the meaning set forth in any employment agreement or severance agreement between the Company and the Participant, or in the absence of such a definition, shall mean any significant diminution in the Participant’s title, authority, or responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any reduction in the annual cash compensation payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be.

(d) “Cause” shall have the meaning set forth in any employment agreement or severance agreement between the Company and the Participant, or in the absence of such a definition, shall mean any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the Participant which affects the business reputation of the Company. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for Cause was warranted.

(2) Effect on Options

(a) Reorganization Event. Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to a Reorganization Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that if such Reorganization Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, such assumed or substituted options shall be immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Reorganization Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation. For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, or in the event of a liquidation or dissolution of the Company, the Board shall, upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

(b) Change in Control Event that is not a Reorganization Event. Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, all Options then outstanding shall automatically become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

(3) Effect on Restricted Stock Awards

(a) Reorganization Event that is not a Change in Control Event. Upon the occurrence of a Reorganization Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

(b) Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied if, on or prior to the first anniversary of the date of the consummation of the Change of Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

(4) Effect on Stock Appreciation Rights and Other Stock Unit Awards
The Board may specify in an Award at the time of the grant the effect of a Reorganization Event and Change in Control Event on any SAR and Other Stock Unit Award.

10. General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or family partnership established solely for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with an Award to such Participant. Except as the Board may otherwise provide in an Award, for so long as the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i) Performance Conditions.

(1) This Section 10(i) shall be administered by a Committee approved by the Board, all of the members of which are “outside directors” as defined by Section 162(m) (the “Section 162(m) Committee”).

(2) Notwithstanding any other provision of the Plan, if the Section 162(m) Committee determines, at the time a Restricted Stock Award or Other Stock Unit Award is granted to a Participant, that such Participant is, or may be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee (as defined in Section 162(m)), then the Section 162(m) Committee may provide that this Section 10(i) is applicable to such Award.

(3) If a Restricted Stock Award or Other Stock Unit Award is subject to this Section 10(i), then the lapsing of restrictions thereon and the distribution of cash or Shares pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Section 162(m) Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) earnings per share, (b) return on average equity or average assets with respect to a pre-determined peer group, (c) earnings, (d) earnings growth, (e) revenues, (f) expenses, (g) stock price, (h) market share, (i) return on sales, assets, equity or investment, (j) regulatory compliance, (k) improvement of financial ratings, (l) achievement of balance sheet or income statement objectives, (m) total shareholder return, (n) net operating profit after tax, (o) pre-tax or after-tax income or (p) cash flow, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance goals: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Section 162(m) Committee; and (iii) shall be set by the Section 162(m) Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m).

(4) Notwithstanding any provision of the Plan, with respect to any Restricted Stock Award or Other Stock Unit Award that is subject to this Section 10(i), the Section 162(m) Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Section 162(m) Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

(5) The Section 162(m) Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(i) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

11. Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award or another written agreement between the Company and the Participant.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board. No Awards shall be granted under the Plan after the completion of 10 years from the date on which the Plan was adopted by the Board, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any requirements of Section 162(m) for an Award granted to a Participant that is intended to comply with Section 162(m), and subject to any applicable laws or regulations. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment, the Board may not effect such modification or amendment without such approval.

(e) Provisions for Foreign Participants. The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f) Compliance With Code Section 409A. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code.

(g) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

Adopted by the Board of Directors
on October __, 2005

EXHIBIT B TO EMPLOYMENT AGREEMENT

Agreement re Specified Acts

Agreement Re Specified Acts

This Agreement re Specified Acts is made effective as of January __, 2006 by and between Eclipsys Corporation, a Delaware corporation (hereinafter referred to collectively with any of its subsidiaries as the “Company”), and John E. Deady (“Executive”).

The Company and Executive are parties to that certain Employment Agreement of even date herewith (the “Employment Agreement”) pursuant to which the Company employs Executive as its Executive Vice President. Executive is receiving a grant of stock options to purchase up to 400,000 shares of Common Stock of the Company and a grant of 100,000 shares of Common Stock of the Company that are subject to contractual restrictions, as described in the Employment Agreement (the “Initial Grants”), and Executive may become entitled to certain severance benefits described in the Employment Agreement (the “Severance Package” or the “Change in Control Benefits”). In addition, Executive may receive additional grants of stock options, restricted stock, or other equity-based awards, and may become entitled to additional severance benefits. It is a condition of Executive’s employment that Executive enter into this Agreement with the Company. Accordingly, the Company and Executive hereby agree as follows:

1. Specified Acts.

(a) If, at any time during Executive’s employment with the Company or during the 730-day period following the termination or cessation of Executive’s employment with the Company for any reason, Executive commits any Specified Act (as defined below), then notwithstanding any agreement or plan provision to the contrary, the Company may in its discretion, at any time or from time to time during the Evaluation Period related to that Specified Act (as defined below), (i) cancel in whole or part the Initial Grants and/or any other award of stock options or restricted stock or any other award made at any time to Executive under any equity incentive plan of the Company (each an “Award”), whether or not vested, and/or (ii) rescind some or all of any vesting, exercise, payment or delivery that occurred or occurs or is scheduled to occur pursuant to the Initial Grants or any other Award within 730 days before the earlier of the Specified Act or the termination of Executive’s employment, or at any time after the Specified Act, and/or (iii) cease paying or providing any or all of the Severance Package or the Change in Control, and/or (iv) demand that Executive return to the Company any portion of the Severance Package or the Change in Control Benefits previously paid, provided that cessation of payment pursuant to item (iii) and/or demand for return pursuant to item (iv) shall only apply to portions of the Severance Package or Change in Control Benefits in excess of $150,000, which $150,000 shall be consideration for the release signed as required by the Employment Agreement as a condition to payment of the Severance Package or the Change in Control Benefits.

(b) The Company shall notify Executive in writing of any exercise of any of its rights under Section 1(a) within the Evaluation Period related to the Specified Act triggering the Company’s rights.

(c) If the Company rescinds some or all of any vesting, exercise or delivery pursuant to Section 1(a)(ii), then within ten days after receiving from the Company the notice described in Section 1(b), Executive shall be obligated to pay to the Company the gross amount of any gain realized or payment received as a result of the cancelled Award or rescinded vesting, exercise, payment or delivery. Such payment shall be made by returning to the Company all shares of capital stock that Executive purchased or otherwise received in connection with the cancelled Award or rescinded vesting, exercise, payment or delivery, or if such shares or any interest therein have been transferred by Executive, then by paying to the Company, by wire transfer of immediately available funds, the fair market value of such shares at the time of the transfer. For this purpose, in the case of publicly traded shares, the value of shares will be measured by the price for which Executive sold the shares in a bona fide arm’s length transaction, or if the shares or interests therein were transferred otherwise than by a bona fide arm’s length sale, then by the closing price of the shares on the Nasdaq National Market or other primary market or exchange upon which the shares trade on the trading day immediately preceding the date of the transfer. Executive will cease to have any rights under any Award, vesting, exercise, payment or delivery to the extent cancelled or rescinded pursuant to this Agreement. Any payment of the exercise price for stock options or purchase price for restricted stock previously made by Executive to the Company in connection with an Award or vesting, exercise, payment or delivery that is cancelled or rescinded pursuant to this Agreement will be returned by the Company to Executive (without interest), at the time Executive returns the shares or makes payment pursuant to Section 1(c), including, at the Company's discretion, by offset against any amounts payable by Executive to the Company or any of the Company’s subsidiaries.

(d) If the Company demands return of previously paid portions of the Severance Package or the Change in Control Benefits pursuant to Section 1(a)(iv), then within ten days after receiving from the Company the notice described in Section 1(b), Executive shall pay to the Company, by wire transfer of immediately available funds, an amount equal to the aggregate cost to the Company of any parts of the Severance Package or the Change in Control Benefits previously provided to Executive by the Company that the Company demands be returned.

(e) Upon and as a condition to vesting, exercise, payment or delivery of shares or cash pursuant to any Award, a Recipient shall, if required by the Administrator, certify on a form acceptable to the Company that he has not committed any Specified Act. For purposes of this Agreement, the Company will be deemed to have been aware of Specified Act only after the completion of any investigation or inquiry and only when the Company has clear and convincing evidence thereof. For this purpose, suspicion is not awareness.

(f) For these purposes:

(i) “Evaluation Period” related to a Specified Act means the period beginning with that Specified Act and ending not later than the later of 365 days after such Specified Act, or, if later, 180 days after the Company became aware of such Specified Act.

(ii) “Specified Act” means Employee (A) has a Specified Relationship with a Designated Company (as those terms are defined below), or (B) violates in any material respect any material contractual obligation or legal duty to the Company and, if such violation of contractual obligation or legal duty is susceptible of cure fails to cure such violation within 30 days of written demand by the Company for cure, provided that the final determination that such a violation of contractual obligation or legal duty has occurred and not been cured within such 30-day notice period must be made by the Company’s board of directors after giving Executive an opportunity to be heard.

(iii) “Specified Relationship” with a Designated Company means acting as an owner, partner, officer, director, or employee of, or consultant or advisor (paid or unpaid) or lender to, or investor in, that Designated Company, except that ownership of not more than 1% of the outstanding stock of a Designated Company, in and of itself, will not be a Specified Relationship.

(iv)  “Designated Company” means at any time of determination any of the entities listed on the Current Version of Schedule A to this Agreement and any Affiliate of any of such entities regardless of when formed. At no time may there be more than ten Designated Companies listed on Schedule A, and if any version of Schedule A lists more than ten companies, then only the first ten listed on Schedule A, reading left to right, top to bottom, will be Designated Companies pursuant to that schedule, but Affiliates of the listed entities will be Designated Companies but will not be counted for purposes of this ten-entity limit. In addition, each of the following shall be a Designated Company, in addition to the Designated Companies listed on Schedule A and not subject to the ten-entity limit: (i) any entity that is a successor to or transferee of any significant part of the business or assets of an entity listed on the Current Version; and (ii) any entity that first engages in competitive activity following the date of the Current Version. For this purpose, an entity first engages in competitive activity when it openly begins to provide or pursue any goods or services or line of business that is competitive in any material way with any goods or services or line of business provided or being pursued, or for which plans were being made, during Executive’s tenure with the Company. The “Current Version” of Schedule A is the version attached to this Agreement at the date of its execution unless and until Schedule A is modified as set forth in paragraph 1(f)(iv)(A) or 1(f)(iv)(B) below. The Current Version need not be the same as the list of competitors specified by the Company for any agreement entered into by the Company or any of its affiliates with any other employee that is similar to this Agreement.

(A)  At any time and from time to time from the date hereof until the date seven days following the termination of Executive’s employment for any reason, but not more than once in any period of 180 days, the Company may, in its discretion, by written notice to Executive, modify the Current Version to include any company or companies that the Company in its discretion deems to be engaged in or planning any activity that is competitive with the Company’s business as conducted or planned, subject to the overall limit of ten, and that modified version of the schedule will then be the Current Version unless and until further modified pursuant to this paragraph 1(f)(iv)(A) or paragraph 1(f)(iv)(B).

(B)  Not more than once in any period of 180 days, Executive may by written demand require the Company to provide an updated Current Version. In response, within seven days of receipt of Executive’s demand, the Company must deliver to Executive an updated Current Version or ratify in writing the then-existing Current Version. Any such updated Current Version may include, in the Company’s discretion, any company or companies that the Company in its discretion deems to be engaged in or planning any activity that is competitive with the Company’s business as conducted or planned, subject to the overall limit of ten. The Company may elect to deliver an updated Current Version in response to Executive’s demand even if the Company has modified the schedule in its own discretion within the preceding 180 days, but in any case the Current Version provided by the Company in response to Executive’s demand (whether updated or ratified) will trigger a new 180-day waiting period before the Company may again modify the schedule in its discretion pursuant to paragraph 1(f)(iv)(A). Any Current Version resulting from the process described in this paragraph 1(f)(iv)(B) will be the Current Version unless and until further modified pursuant to this paragraph 1(f)(iv)(B) or paragraph 1(f)(iv)(A).

(v) “Affiliate” of an entity means any controlling, controlled by or under common control with such entity.

(g) Executive understands and agrees that (i) his entering into this Agreement is a material inducement to the Company to employ him on the terms described in the Employment Agreement; (ii) the Initial Grants and any other equity that the Company may grant to Executive, the Severance Package and the Change in Control Benefits (other than the first $200,000 thereof) are intended not only to motivate and reward Executive’s performance, but also to compensate Executive for not engaging in any specified Act; (iii) Executive is not restricted by this Agreement from engaging in any Specified Act, and Executive is willing to accept the potential economic consequences under this Agreement of engaging in any Specified Act; (iv) Executive’s livelihood does not depend upon his ability to engage in any Specified Act; and (v) Executive shall not bring or participate in any action challenging the, validity, legality, effectiveness or enforceability of any part of this Agreement.

2. General Provisions.

(a) No Contract of Employment. This Agreement does not constitute a contract of employment, either express or implied, and does not imply that the Company will continue the Executive’s employment for any period of time. This Agreement shall in no way alter the Company’s policy of employment at will, under which both Executive and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Any change or changes in Executive’s duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire understanding of Executive and the Company regarding the subject matter hereof, and supersedes all prior agreements, written or oral, between the Executive and the Company relating to the subject matter hereof. However, it does not replace or supersede the Employment Agreement, any agreements documenting equity awards to Executive, any policies of the Company or agreements entered into by Executive providing for confidentiality, non-disclosure or assignment of developments, all of which remain in full force and effect. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Executive and the Company.

(c) Interpretation. If any provision of this Agreement is found by any court of competent jurisdiction to be unenforceable, it shall be interpreted to apply only to the extent that it is enforceable.

(d) Severability. If any part of this Agreement as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be invalid, illegal, void or unenforceable for any reason, then (i) the invalidity of that part shall in no way affect (to the maximum extent permissible by law) the application of such part under circumstances different from those adjudicated by the court, the application of any other part of this Agreement, or the enforceability or invalidity of this Agreement as a whole; and (ii) such part shall be deemed amended to the extent necessary to conform to applicable law so as to be valid, legal, effective and enforceable or, if such part cannot be so amended without materially altering the intention of the parties, then such part will be stricken and the remainder of this Agreement shall continue in full force and effect.

(e) Waiver. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or which may succeed to its assets or business.

(g) Subsidiaries and Affiliates. Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Executive may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(h) Remedies not Limited. This Agreement and the Company’s enforcement hereof are not intended to be exclusive remedies and will not limit any other remedies that may be available to the Company at law or in equity as a result of or in connection with any violation by Executive of any contractual obligation or legal duty to the Company or any subsidiary or affiliate thereof.

(i) Governing Law, Forum and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without reference to its conflicts of law provisions). If any judicial or administrative proceeding or claim relating to or pertaining to this Agreement is initiated by either party hereto, such proceeding or claim shall and must be filed in a state or federal court located in Palm Beach County or Miami-Dade County, Florida, and the Company and Executive each consents to the jurisdiction of such a court.

(j) Attorneys’ Fees. In the event that either party brings a legal action against the other in connection with this Agreement, the party, if either, that is judicially determined to be the prevailing party in such action shall be entitled to recover his or its reasonable attorney’s fees and legal costs incurred in connection with such action.

(k) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

In witness whereof, the Company and Executive have entered into this Agreement as of the date above set forth.

ECLIPSYS CORPORATION By:_______________________ Name: R. Andrew Eckert Title: Chairman & CEO	_________________________ John E. Deady

Schedule A To Agreement Re Specified Acts

Designated Companies

[ * ]

EXHIBIT C TO EMPLOYMENT AGREEMENT

Release

RELEASE

This Release (this “Release”) is entered into as of _______________, by John E. Deady(“Executive”) in favor of Eclipsys Corporation (“Eclipsys” or the “Company”) and certain other parties as set forth herein.

Contingent upon Executive’s execution and delivery to the Company of this Release, and the effectiveness of this Release following the lapse without revocation of any revocation period, the Company is obligated to provide to Executive the “Severance Package” as defined in and pursuant to that certain Employment Agreement entered into as of January __, 2006 by and between Executive and the Company (the “Employment Agreement”). In consideration of Executive’s right to receive the Severance Package, Executive hereby agrees as follows:

1. Termination Date. The effective date of Executive’s termination of employment with the Company is ________________.

2. Release.

(a) As of the Effective Date (as defined below), Executive, for Executive and Executive’s assigns, heirs, executors, successors and administrators, hereby fully and unconditionally releases the Company, its subsidiaries and other affiliates, their respective successors, and the officers, directors, employees, stockholders, attorneys and agents of each of them (the “Released Parties”), from any and all claims, causes of action, rights, agreements, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, arising out of, relating to or in any way connected with Executive’s employment with or separation from the Company (the “Released Matters”). The Released Matters include, but are not limited to, claims for wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, tort, intentional or negligent infliction of emotional distress, defamation, invasion of privacy, fraud, negligent misrepresentation, violation of or rights under local, state or federal law, ordinance or regulation, all common law claims, and all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to non-vested stock or non-vested stock options. However, Released Matters do not include, and nothing in this Release waives or releases or prevents Executive from in any way pursuing any rights or claims Executive may have (i) to indemnity and defense from the Company pursuant to provisions of the Company’s charter documents, any contract of indemnity, or applicable law; (ii) to coverage under policies of insurance maintained by the Company (including without limitation insurance covering directors’ and officers’ liability, fiduciary liability, employment practices liability, general liability, and automobile damage and liability) according to the terms of such policies; (iii) to the Accrued Amounts and Severance Package [or substitute Change in Control Benefits, if appropriate] as defined in the Employment Agreement; (iv) to reimbursement of expenses properly incurred by Executive in the course of his service to the Company; (v) under plans or contracts governing equity awards made to Executive; (vi) as a former employee under the Company’s retirement and welfare plans under which Executive is a beneficiary or in which Executive is a participant, including without limitation the Company’s 401(k) plan and plans or policies or insurance providing for health care; or (vi) as a stockholder of the Company.

(b) Executive acknowledges and agrees that the releases made herein constitute final and complete releases of the Released Parties with respect to all Released Matters, and that by signing this Release, Executive is forever giving up the right to sue or attempt to recover money, damages or any other relief from the Released Parties for all claims Executive has or may have with respect to the Released Matters (even if any such claim is unforeseen as of the date hereof).

(c) [insert the following or other state equivalent if appropriate] Executive represents and warrants that Executive understands California Civil Code Section 1542, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Executive, being aware of Section 1542, hereby expressly waives any and all rights Executive may have thereunder as well as under any other statute or common law principles of similar effect under the laws of any state or the United States. This Release shall act as a release of all future claims that may arise from the Released Matters, whether such claims are currently known or unknown, foreseen or unforeseen including, without limitation, any claims for damages incurred at any time after the date of this Release resulting from the acts or omissions which occurred on or before the date of this Release of any of the Released Parties.
Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Executive expressly acknowledges that this Release is intended to include in its effect, without limitation, all Released Matters which Executive does not know or suspect to exist in his favor at the time of execution hereof, and that this Release contemplates the extinguishment of all such Released Matters.

3. No Claims. Executive represents and warrants that Executive has not instituted any complaints, charges, lawsuits or other proceedings against any Released Parties with any governmental agency, court, arbitration agency or tribunal. Executive further agrees that, except to the extent that applicable law prohibits such agreements, Executive will not, directly or indirectly, (i) file, bring, cause to be brought, join or participate in, or provide any assistance in connection with any complaint, charge, lawsuit or other proceeding or action against any Released Parties at any time hereafter for any Released Matters, (ii) assist, encourage, or support employees or former employees or stockholders or former stockholders of Eclipsys or any of its affiliates in connection with any lawsuit, charge, claim or action they may initiate, unless compelled to testify by appropriate civil processes; or (iii) defend any action, proceeding or suit in whole or in part on the grounds that any or all of the terms or provisions of this Release are illegal, invalid, not binding, unenforceable or against public policy. In addition, Executive will refrain from bringing or dismiss, as applicable, any claim against any third party if any Released Party would be required to defend or indemnify that third party in connection with such claim. If any agency or court assumes jurisdiction of any complaint, charge, or lawsuit against Eclipsys or any Released Party, on Executive’s behalf, Executive agrees to immediately notify such agency or court, in writing, of the existence of this Release, including providing a copy of it and to request, in writing, that such agency or court dismiss the matter with prejudice.

4. Non-Disclosure and Non-Solicitation. Executive acknowledges and reaffirms his obligation to keep confidential all non-public information concerning the Company which he acquired during the course of his employment with the Company and his post-employment obligations to refrain from soliciting the Company’s employees or clients, as stated more fully in the Confidentiality, Non-Disclosure and Developments Agreement Executive executed in connection with the inception of his employment, which remains in full force and effect. Executive also acknowledges the Agreement re Specified Acts entered into between Executive and the Company in connection with the inception of his employment, which remains in full force and effect.

5. Return of Company Property. Executive shall immediately return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in his possession or control. Executive confirms that he has left, and will continue to leave, intact all electronic Company documents, including but not limited to those Executive developed or helped develop during his employment. Executive further confirms that he has cancelled or shall immediately cancel all accounts for his benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6. Business Expenses and Compensation. Executive acknowledges that he has been reimbursed by the Company for all costs and business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him, except for unreimbursed expenses properly incurred by him in the course of his service to the Company that he submits within 30 days after the date of this Release. Executive further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company and that no other compensation is owed to his, other than the Accrued Amounts and the Severance Package as defined in the Employment Agreement.

7. Non-Disparagement. Executive shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, or customer of the Company, or any other third party, regarding any Released Party.

8. Amendment. This Release is binding upon Executive and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by Executive and a duly authorized representative of Eclipsys. This Release is binding upon Executive and his assigns, heirs, executors, successors and administrators, and shall inure to the benefit of all the Released Parties.

9. Waiver of Rights. No delay or omission by the Company in exercising any right under this Release shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

10. Validity. If any part of this Release is determined by any court of competent jurisdiction to be void, illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts shall not be affected thereby and said void, illegal, invalid or unenforceable part shall be deemed not to be a part of this Release.

11. Nature of Agreement. This Release is part of a severance arrangement and does not constitute an admission of liability or wrongdoing on the part of Executive, the Company or any other person.

12. Acknowledgments. Executive acknowledges that he has been given at least twenty-one (21) days to consider this Release and that the Company advised him to consult with an attorney of his own choosing prior to signing this Release. Executive understands that he may revoke this Release for a period of seven (7) days after its execution and delivery. The eighth (8th) day after Executive’s execution and delivery of this Release will be its “Effective Date.” This Release will be effective and enforceable beginning on the Effective Date unless Executive delivers written revocation of this Release to the Company’s Chief Executive Officer and General Counsel, or persons acting in those capacities, before the Effective Date, in which case this Release will be of no force or effect. Executive understands and agrees that by entering into this Release he is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

13. Voluntary Assent. - Executive represents and agrees that he fully understands his right to discuss, and that Eclipsys has advised Executive to discuss, all aspects of this Release with Executive’s private attorney, that Executive has carefully read and fully understands all the provisions of the Release, that Executive understands its final and binding effect, that Executive is competent to sign this Release and that Executive is voluntarily entering into this Release. Executive specifically agrees not to claim, and has waived any right to claim, to have been under duress in connection with the review, negotiation, execution and delivery of this Release.

14. Applicable Law. This Release shall be interpreted and construed in accordance with the laws of the State of Florida, without regard to conflict of laws provisions.

15. Entire Agreement. This Release contains and constitutes the entire understanding and agreement between Executive and the Company regarding the matters set forth herein, but provisions of other agreements between Executive and the Company (including without limitation the Employment Agreement, the Restricted Stock Agreement, the Agreement re Specified Acts, and grant notices for equity awards) that by their nature or terms are intended to survive termination of employment will continue in effect. Executive represents and agrees that in executing this Release Executive relies solely upon his own judgment, belief and knowledge, and the advice and recommendations of any independently selected counsel, concerning the nature, extent and duration of Executive’s rights and claims. Executive acknowledges that no other individual has made any promise, representation or warranty, express or implied, not contained in this Release, to induce Executive to execute this Release. Executive further acknowledges that Executive is not executing this Release in reliance on any promise, representation, or warranty not contained in this Release.

In witness whereof, Executive has executed this Release as of the date above written.

________________________
John E. Deady
US1DOCS 5148638v2

EXHIBIT D TO EMPLOYMENT AGREEMENT

Definition of Change in Control

“Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection) that occurs during the Term of Employment:

(a)  the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) below; or (v) any acquisition by General Atlantic Partners 28, L.P., General Atlantic Partners 38, L.P., General Atlantic Partners 47, L.P., GAP Coinvestment Partners, L.P., General Atlantic Partners, LLC, and any person directly or indirectly controlled (within the meaning of Rule 12b-2 promulgated under the Exchange Act) by any of the foregoing entities described in this clause (v) (each such party is referred to herein as an “Exempt Person”) of any shares of Common Stock; or

(b)  such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation, any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation, or any Exempt Person) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

EXHIBIT E TO EMPLOYMENT AGREEMENT

Confidentiality, Non-disclosure and Developments Agreement

CONFIDENTIALITY, NON-DISCLOSURE AND DEVELOPMENTS AGREEMENT

This Confidentiality, Non-Disclosure and Developments Agreement is made as of January __, 2006 by and between Eclipsys Corporation, a Delaware corporation headquartered in Florida (hereinafter referred to collectively with any of its subsidiaries as the “Company”), and John E. Deady (the “Employee”).

WHEREAS, the Company desires to employ the Employee;

THEREFORE, IN CONSIDERATION of the employment of the Employee by the Company, the Employee and the Company agree as follows:

1. Condition of Employment.

The Employee acknowledges that his employment with the Company is contingent upon his agreement to sign and adhere to the provisions of this Confidentiality, Non-Disclosure and Developments Agreement (“Agreement”).

2. Proprietary and Confidential Information.

(a) The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval by an officer of the Company, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b) The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c) The Employee agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and his obligation to return materials and tangible property set forth in paragraph 2(b) above also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

3. Developments.
(a) The Employee will make full and prompt disclosure to the Company of all inventions, creations, improvements, discoveries, trade secrets, secret processes, technology, know-how, methods, developments, software, and works of authorship or other creative works, whether patentable or not, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b) Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 3(b) shall not apply to Developments that do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(b) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. In addition, for purposes of California law, this provision shall apply only to the maximum extent permitted by Section 2870 of the California Labor Code (attached hereto as Attachment A). The Employee understands that the provisions of this Agreement requiring assignment of Developments to the Company do not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870. The Employee agrees to advise the Company promptly in writing of any invention that he believes meets the criteria in Section 2870 that are not otherwise disclosed on Attachment B. The Employee also hereby waives all claims to moral rights in any Developments.

(c) The Employee agrees to cooperate fully with the Company and to take such further actions as may be necessary or desirable, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4. Other Agreements.

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any non-disclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5. United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions that are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

6. Non-Solicitation.

While employed by the Company, the Employee shall devote all of his business time, attention, skill and effort to the faithful performance of his duties for the Company. For a period of 1 year after the termination or cessation of Employee’s employment for any reason, the Employee will not, in the geographical areas that the Company or any of its subsidiaries does business or has done business at the time of Employee’s departure, directly or indirectly:

(a) Either alone or in association with others (i) solicit, recruit, induce, or attempt to solicit, recruit or induce, or permit any organization directly or indirectly controlled by the Employee to solicit, recruit, induce, or attempt to solicit, recruit or induce any employee of the Company to leave the employ of the Company, or (ii) solicit, recruit, induce, or attempt to solicit, recruit or induce for employment, or permit any organization directly or indirectly controlled by the Employee to solicit, recruit, induce, or attempt to solicit, recruit or induce for employment, any person who was employed by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to any individual's employment with the Company, which has been terminated for a period of six months or longer; or
(b) Either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, or permit any organization directly or indirectly controlled by the Employee to solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company, which were contacted, solicited or served by the Company at any time during the term of the Employee’s employment with the Company.

7. Not An Employment Contract.

The Employee acknowledges that this Agreement does not constitute a contract of employment, either express or implied, and does not imply that the Company will continue the Employee’s employment for any period of time. This Agreement shall in no way alter the Company’s policy of employment at will, under which both the Employee and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.

8. General Provisions.

(a) No Conflict. The Employee represents that the execution and performance by him of this Agreement does not and will not conflict with or breach the terms of any other agreement by which the Employee is bound.

(b) Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(c) Interpretation. If the Employee violates the provisions of Section 6 of this Agreement, the Employee shall continue to be bound by the restrictions set forth in Section 6 until a period of 1 year has expired without any violation of such provisions. If any restriction set forth in Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.

(e) Waiver. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(f) Employee Acknowledgment and Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and considers the restrictions to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and that therefore, in the event of any breach of this Agreement, the Employee agrees that the Company, in addition to such other remedies that may be available, shall be entitled to specific performance and other injunctive relief without posting a bond.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or which may succeed to its assets or business, provided however that the obligations of the Employee are personal and shall not be assigned by the Employee.

(h) Subsidiaries and Affiliates. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(i) Governing Law, Forum and Jurisdiction. This Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of the State of California (without reference to the conflicts of law provisions thereof). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court in the City and County of San Francisco, California (or, if appropriate, a federal court located within the City and County of San Francisco, California), and the Company and the Employee each consents to the jurisdiction of such a court.

(j) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

ECLIPSYS CORPORATION By:_______________________ Name: R. Andrew Eckert Title: Chairman & CEO	_________________________ John E. Deady

Attachment A
CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME - EXEMPTION FROM AGREEMENT

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the    employer’s business, or actual or demonstrably anticipated research or     development of the employer, or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Attachment B
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

No inventions or improvements

Additional Sheets Attached

Signature of Employee:

Printed Name of Employee: John E. Deady

Date: January __. 2006